Exhibit 10.1

2007 FEDERAL HOME LOAN BANK OF INDIANAPOLIS

INCENTIVE COMPENSATION PLAN

Definitions:

(1)	Potential Dividend is defined as adjusted net income as a percentage of average total capital stock. Adjusted net income is adjusted (i) for the effects of current and prior period prepayments and debt extinguishments, (ii) to exclude mark to market adjustments and other effects from SFAS 133, (iii) to exclude the effects from SFAS 150, and (iv) to exclude the direct costs from the early retirements in 2006. Assumes no material change in investment authority under FHFB’s FMP, regulation, policy, or law.

(2)	Average annual advances for all members except Fifth Third Bank, Michigan; LaSalle Bank Midwest NA; Citizens Republic Bank; Flagstar Bank; and non-members. Includes CIP advances. Advances number does not take into account SFAS 133 adjustments.

(3)	Mortgage Purchase Program production will be the amount of all MDCs traded in 2007 except for those traded by LaSalle Bank Midwest NA. Assumes no capital requirement for MPP. It also assumes no material change in MPP authority under FHFB’s FMP, regulation, policy, or law. When calculating achievement between the minimum threshold and the performance target, no single member can account for more than 25% of production.

(4)	Mortgage Purchase Program number of new sellers will be the number of members that sell into MPP in 2007 that did not sell any mortgages into MPP in 2006. Assumes no capital requirement for MPP. It also assumes no material change in MPP authority under FHFB’s FMP, regulation, policy, or law.

(5)	Newly-originated Community Investment Cash Advances, including CIP and other qualifying advances, provided in support of targeted projects as defined in 12 CFR Part 952 and the FHLBank Act.

Plan Terms:

By resolution the Board of Directors may reduce or eliminate a payout that is otherwise earned under this Plan, if the Board finds that a serious, material safety-soundness problem or a serious, material risk management deficiency exists at the Bank.

For performance results less than the stated threshold, there is no payout for that particular goal. For performance results equal to or greater than the stated threshold, the respective payout will be 25% plus the remaining 75% interpolated between the threshold and the respective target for that particular goal.

The FHLBank’s Board of Directors may amend this plan at any time during or after the plan year for any reason, including without limitation, emergency or any unanticipated market conditions outside of management’s control. To be eligible to receive a payment under the plan, the employee must be actively employed on the last work day of the plan year or be on an approved leave of absence, including FMLA leave. In the event a participant terminates employment during the plan year, he or she will not be eligible to receive incentive payments under the plan, unless the employee terminates because of death, disability, or scheduled retirement. In these cases or where the board otherwise determines the incentive payment is appropriate, the payment shall be made on a pro-rata monthly basis earned through the date of termination assuming a satisfactory or better job performance record up to the date of termination.

The plan in its entirety is discretionary and may be discontinued by the board of directors at any time. It is not intended to create any vested rights to employees or their beneficiaries. This plan shall not be considered a contract and nothing in the plan shall be construed as providing participants any assurance of continued employment for any definite period of time, nor any assurance of current or future earnings. This plan shall not, in any manner, limit the Bank’s right to reduce or terminate compensation and/or employment at its will, with or without cause.

The maximum bonus opportunity for the President-CEO is 50% of annual base salary. For the participating Senior Vice Presidents, the maximum payout is 35% of annual base salary. For First Vice Presidents and Vice President-Treasury Risk Manager, excluding the Director of Internal Audit, the maximum payout is 25% of base salary.

Compensation paid to employees under the Plan will be paid to employees no later than March 15th of the year immediately following the year in which the compensation is earned, and is not intended to be deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and/or any Regulations adopted there under.

2007 FHLBANK OF INDIANAPOLIS INCENTIVE COMPENSATION PLAN

MISSION GOALS	WEIGHTED VALUE	MINIMUM THRESHOLD	2007 PERFORMANCE TARGETS
1. PROFITABILITY
Potential Dividend over our Cost of Funds (1)	50%	50 B.P.	200 B.P.
2. ADVANCES
Increase in Average Total Advances (2)	30%	4.0%	6.0%
3. MORTGAGE PURCHASE PROGRAM
MPP production (3)	10%	$300 M	$400 M
# of new sellers (4)	5%	6	12
4. COMMUNITY INVESTMENT
CIP Advances Originated (5)	5%	$50 M	$100 M